FOR IMMEDIATE RELEASE	CONTACT:
Thursday, November 3, 2011	Kathleen Till Stange, Investor Relations Vice President
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Reports Third Quarter 2011 Results

West Des Moines, Iowa, November 3, 2011 -

Financial Highlights
(Dollars in thousands, except per share data)

	Three months ended September 30,
	2011	2010
Net income attributable to FBL	$27,566	$28,677
Operating income	24,778	30,187
Earnings per common share (assuming dilution):
Net income	0.88	0.93
Operating income	0.79	0.98

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL for the third quarter of 2011 of $27.6 million, or $0.88 per diluted common share, compared to net income attributable to FBL of $28.7 million, or $0.93 per diluted common share, for the third quarter of 2010.

Operating Income(1). Operating income totaled $24.8 million, or $0.79 per common share, for the third quarter of 2011, compared to $30.2 million, or $0.98 per common share, for the third quarter of 2010. Third quarter 2011 operating income compared to the prior year period was adversely impacted by equity market performance and mortality experience, partially offset by improved spreads. Operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes the impact of realized gains and losses on investments and the change in net unrealized gains and losses on derivatives. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"FBL Financial Group delivered solid third quarter results with net income of $0.88 per share and operating income of $0.79 per share," said James E. Hohmann, Chief Executive Officer of FBL Financial Group, Inc. "Despite challenging economic conditions, we've been proactive in our approach to increase profitability. These results show FBL's continued momentum and resilience."

Planned Sale of EquiTrust Life. The planned sale of FBL Financial Group subsidiary, EquiTrust Life Insurance Company, remains on schedule with an expected close date on or about December 30, 2011. As previously announced, in conjunction with this transaction, several capital management actions are planned, including the redemption of $175 million of public senior notes, redemption of $50 million of affiliate senior notes and stock repurchases. Approximately $12.4 million, or 34 percent, of pre-tax operating income for the quarter is attributable to the impact of operations to be discontinued. This consists primarily of operating income for the Traditional Annuity - Independent segment. More information is available in our financial supplement.

Product Revenues. Premiums and product charges for the third quarter of 2011 totaled $69.2 million compared to $67.1 million in the third quarter of 2010. Traditional life insurance premiums increased four percent while interest sensitive and index product charges increased two percent, primarily due to an increase in cost of insurance charges, partially offset by a decrease in surrender charges.

Premiums collected(2) in the third quarter of 2011 totaled $293.0 million compared to $257.7 million in the third quarter of 2010. The Farm Bureau Life distribution channel third quarter 2011 premiums collected increased to $147.5 million, primarily due to a nine percent increase in traditional and universal life insurance sales. The EquiTrust Life independent channel had $142.0 million of premiums collected in the third quarter of 2011, compared to $108.3 million in the third quarter of 2010, reflecting the company's strategy of measured increases in business volume while maintaining a self-sustaining capital position.

Investment Income. Net investment income in the third quarter of 2011 totaled $187.3 million compared to $182.0 million in the third quarter of 2010. The increase is primarily due to an increase in average invested assets, partially offset by lower investment yields and a reduction in investment fee income. The annualized yield earned on average invested assets, with securities at cost, was 5.97 percent for the nine months ended September 30, 2011, compared to 6.02 percent for the nine months ended September 30, 2010. At September 30, 2011, 94 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Derivative Income (Loss). FBL Financial Group reported a derivative loss of $73.7 million in the third quarter of 2011 compared to derivative income of $39.8 million in the third quarter of 2010. Derivative income (loss) includes the impact of the change in value of the underlying market indices on which call options supporting FBL Financial Group's index annuity business are based. At the policy anniversary, gains from call options, if any, are passed on to the policyholder in the form of index credits. In accordance with the accounting rules for derivatives, gains and losses on these call options are offset by index credits and a corresponding change in the value of index product embedded derivatives.

Realized Gains/Losses on Investments. In the third quarter of 2011, FBL Financial Group recognized net realized gains on investments of $11.6 million compared to net realized gains on investments of $5.1 million in the third quarter of 2010. The net realized gains on investments of $11.6 million are attributable to gains on sales of $13.2 million, losses on sales of $0.1 million and impairments of $1.5 million.

Benefits and Expenses. Benefits and expenses totaled $157.8 million in the third quarter of 2011, a decrease from $257.3 million in the third quarter of 2010, primarily reflecting the change in value of index product embedded derivatives. Underwriting, acquisition and insurance expenses reflect an increase in the amortization of deferred policy acquisition costs, primarily due to the impact of market performance on variable products.

Book Value Increase. As of September 30, 2011, the book value per share of FBL Financial Group common stock totaled $44.80, an increase of 21 percent from $36.95 at December 31, 2010. This reflects positive earnings results as well as improvement in the valuation of FBL Financial Group's investment portfolio. Book value per share, excluding accumulated other comprehensive income(3), increased to $38.38 at September 30, 2011 from $35.66 at December 31, 2010.

Capital and Liquidity. The September 30, 2011 company action level risk based capital ratio of Farm Bureau Life Insurance Company increased during the quarter to approximately 462 percent. FBL Financial Group maintains liquidity in the form of cash, short-term investments and U.S. Government and U.S. Government agency-backed securities that could be readily converted to cash. These totaled $1.8 billion as of September 30, 2011.

Deferred Acquisition Costs - Pending Accounting Guidance. FBL Financial Group expects to retrospectively adopt the new accounting guidance on deferred acquisition costs, effective January 1, 2012. This accounting change accelerates the timing of certain non-commission related acquisition expense recognition, but does not impact capital levels or the economics of the business. It is estimated that approximately 29 percent to 33 percent of Farm Bureau Life's deferred policy acquisition costs will be written off under the new rules. This would reduce book value, after tax, including accumulated other comprehensive income, by $2.03 to $2.31 per common share as of September 30, 2011. The impact of the new guidance on operating income is dependent on future production levels as well as estimates of the future profitability of the underlying business. On a historical basis, if this guidance had been in effect during 2010 for Farm Bureau Life, the impact would have been to reduce after-tax operating income approximately $0.8 million to $1.0 million per quarter. The estimates of the impact are preliminary and therefore subject to change.

Further Financial Information. Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, November 4, 2011, at 11:00 a.m. Eastern Time. The call will be webcast over the Internet, and a replay will be available on FBL Financial Group's website, www.fblfinancial.com.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, interest rate changes, competitive factors, the ability to attract and retain sales agents and a decrease in ratings. The parties to the EquiTrust Life transaction may be unable to complete the transaction because, among other reasons, conditions to the closing of the transaction, including receipt of required regulatory approvals, may not be satisfied or waived, and the outcome of any legal proceedings to the extent initiated against FBL Financial Group following the announcement of the transaction cannot be predicted. In addition, there can be no prediction of the outcome of any capital management actions on FBL Financial Group's financial and operating results and FBL Financial Group reserves the right to modify or terminate any of the capital management actions at any time without prior notice. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct.

FBL Financial Group is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL Financial Group underwrites, markets and distributes life insurance and annuities to individuals and small businesses. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. For more information, please visit www.fblfinancial.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Revenues:
Interest sensitive and index product charges	$28,865	$28,371	$89,235	$88,809
Traditional life insurance premiums	40,342	38,721	125,868	120,757
Net investment income	187,253	181,974	562,064	539,971
Derivative income (loss)	(73,658)	39,826	(37,811)	7,877
Net realized capital gains on sales of investments	13,107	6,532	24,368	13,448

Total other-than-temporary impairment losses	(1,226)	(370)	(32,317)	(58,880)
Non-credit portion in other comprehensive income	(296)	(1,063)	13,523	42,331
Net impairment loss recognized in earnings	(1,522)	(1,433)	(18,794)	(16,549)

Other income	4,856	3,562	13,835	10,512
Total revenues	199,243	297,553	758,765	764,825

Benefits and expenses:
Interest sensitive and index product benefits	144,238	117,282	418,170	367,920
Change in value of index product embedded derivatives	(88,390)	56,598	(86,725)	24,052
Traditional life insurance benefits	35,598	35,242	109,913	103,762
Policyholder dividends	4,109	4,193	12,765	13,253
Underwriting, acquisition and insurance expenses	50,050	33,603	136,038	127,204
Interest expense	5,311	6,099	17,051	18,334
Other expenses	6,840	4,310	19,244	13,619
Total benefits and expenses	157,756	257,327	626,456	668,144
	41,487	40,226	132,309	96,681
Income taxes	(14,159)	(13,530)	(42,766)	(31,996)
Equity income, net of related income taxes	237	1,955	2,041	4,257
Net income	27,565	28,651	91,584	68,942
Net loss attributable to noncontrolling interest	1	26	21	79
Net income attributable to FBL Financial Group, Inc.	$27,566	$28,677	$91,605	$69,021

Earnings per common share - assuming dilution	$0.88	$0.93	$2.93	$2.25

Weighted average common shares	30,803,109	30,428,091	30,717,388	30,365,458
Effect of dilutive securities	463,315	269,207	482,585	274,036
Weighted average common shares - diluted	31,266,424	30,697,298	31,199,973	30,639,494

(1) Reconciliation of Net Income Attributable to FBL to Operating Income - Unaudited

In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income attributable to FBL adjusted to eliminate the impact of realized gains and losses on investments and the change in net unrealized gains and losses on derivatives. FBL uses operating income, in addition to net income, to measure its performance since realized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income attributable to FBL. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
	(Dollars in thousands, except per share data)
Net income attributable to FBL	$27,566	$28,677	$91,605	$69,021
Adjustments:
Net realized gains/losses on investments (a)	(2,673)	(1,567)	(1,394)	1,804
Change in net unrealized gains/losses on derivatives (a)	(115)	3,077	503	4,111
Operating income	$24,778	$30,187	$90,714	$74,936

Operating income per common share - assuming dilution	$0.79	$0.98	$2.90	$2.45

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred policy acquisition costs, deferred sales inducements, value of insurance in force acquired and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected, a measure of sales production, is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	September 30, 2011	December 31, 2010
Book value per share	$44.80	$36.95
Less: Per share impact of accumulated other comprehensive income	6.42	1.29
Book value per share, excluding accumulated other comprehensive income	$38.38	$35.66

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $200.5 million at September 30, 2011 and $39.9 million at December 31, 2010. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	September 30, 2011	December 31, 2010
Assets
Investments	$13,803,130	$13,069,742
Cash and cash equivalents	120,341	4,794
Deferred policy acquisition costs	613,264	812,025
Deferred sales inducements	184,824	259,148
Other assets	434,233	435,341
Assets held in separate accounts	638,904	753,050
Total assets	$15,794,696	$15,334,100

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$12,322,750	$12,008,337
Other policy funds, claims and benefits	754,925	746,137
Debt	371,167	371,168
Other liabilities	304,389	308,994
Liabilities related to separate accounts	638,904	753,050
Total liabilities	14,392,135	14,187,686

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	127,904	118,165
Class B common stock	7,522	7,522
Accumulated other comprehensive income	200,539	39,895
Retained earnings	1,063,508	977,740
Total FBL Financial Group, Inc. stockholders' equity	1,402,473	1,146,322
Noncontrolling interest	88	92
Total stockholders' equity	1,402,561	1,146,414
Total liabilities and stockholders' equity	$15,794,696	$15,334,100

Common shares outstanding	31,237,734	30,942,058